Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of 8x8, Inc. of our report dated May 28, 2013, relating to the consolidated financial statements of 8x8, Inc. (the "Company"), and the effectiveness of internal control over financial reporting of the Company, which report appears in the Annual Report (Form 10-K) of the Company for the year ended March 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is made part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California
June 19, 2013